                                                                   EXHIBIT 10(c)






                   GAS PURCHASE AGREEMENT DATED MARCH 31, 1999
              BETWEEN NORTHEAST OHIO GAS MARKETING, INC., AND ATLAS
      ENERGY GROUP, INC., ATLAS RESOURCES, INC., AND RESOURCE ENERGY, INC.

                             GAS PURCHASE AGREEMENT

         This Agreement made and entered into as of this 31st day of March, 1999, by and between Northeast Ohio Gas Marketing, Inc., an Ohio corporation ("Buyer") of P. O. Box 430, Lancaster, Ohio 43130-0430 and Atlas Energy Group, Inc., an Ohio corporation, Atlas Resources, Inc., a Pennsylvania corporation and Resource Energy, Inc., a Delaware corporation (collectively "Seller" of 311 Rouser Road, P.O. Box 611, Coraopolis, Pennsylvania 15108.

                                    RECITALS

         WHEREAS, Buyer utilizes volumes of natural gas, hereinafter referred to as "gas", for its customers situated in Ohio and Pennsylvania; and

         WHEREAS, Seller is in the business of developing and producing a supply of gas from gas and/or on wells situated in Ohio and Pennsylvania; and

         WHEREAS, Seller is the owner of such gas or is the authorized agent for the owner or owners of such gas and therefore has the authority to contract for the sale of such gas; and

         WHEREAS, Seller desires to sell and to agree to sell for itself and those owners for which it is the authorized agent, all of the gas produced from the wells, and Buyer desires to purchase such gas; and

         WHEREAS, as of the date hereof, FirstEnergy Trading and Power Marketing, Inc., an affiliate of Buyer, and AIC, Inc., an affiliate of Seller, are entering into an agreement (the "Stock Purchase Agreement') relating to the purchase of all of the common stock of Atlas Gas Marketing, Inc.

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties do hereby agree as follows:

         1. AGREEMENT: Subject to the terms of this Agreement, Seller does hereby agree to sell to Buyer on a firm basis and Buyer does hereby agree to purchase on a firm basis, during the continuing term of this Agreement, those quantities of natural gas described in. this Agreement.

         2. TERM OF AGREEMENT: The term of this Agreement shall be effective for a primary term of ten (10) years commencing March 31, 1999 and terminating March 31, 2009. This Agreement shall automatically renew for successive annual terms unless either party, within one hundred twenty (120) days prior to the end of the primary term or any successive annual term, notifies the other party, in writing, of its intent to terminate this Agreement at the end of such term. The primary term and successive annual terms shall be considered the "term" of this Agreement. The price for gas for the first one (1) or two (2) years of the term of this Agreement shall be set forth on Schedule I attached hereto. The price for gas for subsequent annual periods shall be agreed to between Buyer and Seller by November 30th of each subsequent year for the next succeeding annual period, which period shall commence on April 1st.

         Should the Buyer and Seller be unable to reach agreement as to the purchase price at any Point of Delivery, after the initial one or two year term, as applicable, or for any subsequent annual period, the Seller may solicit offers to purchase such gas from other third parties. In the event Seller should receive a bona fide offer to purchase all of Seller's gas, which is subject to this Agreement, at a specific Point of Delivery, it shall give notice (the "Notice") of the Point of Delivery, the name of prospective purchaser, the term of the proposed agreement and the purchase price to Buyer. If Buyer refuses to match such offer within five (5) business days of receipt of the Notice from Seller, then Seller shall be free to sell such gas to a party other than Buyer on the terms set forth in the Notice. Buyer's future rights to purchase such gas shall be restored at the completion of the term set forth in the Notice, subject to the provisions of this Paragraph.

         3. DELIVERY POINT AND TRANSPORTATION: Subject to further provisions of this Agreement, and during the term hereof, any gas purchased hereunder shall be sold and delivered by Seller to Buyer at the interstate pipeline or local distribution company facilities of Tennessee Gas Pipeline Company, East Ohio Gas Company, National Fuel Gas Distribution, National Fuel Gas Supply, Peoples Natural Gas Company and Columbia Gas Transmission Corp., hereinafter be referred to as the "Points of Delivery". Additional Points of Delivery may be added by mutual agreement of Buyer and Seller. Title to the gas delivered hereunder shall vest to Buyer upon delivery by Seller to the Points of Delivery. Seller shall be responsible and pay for all gas transportation costs and retainage imposed by upstream pipelines to the Points of Delivery. As between the parties hereto, Seller shall be responsible for any damage or injury caused by the gas until the same shall have been delivered to the Points of Delivery after which delivery Buyer shall be in exclusive control and possession thereof and responsible for any damage or injury caused thereby.

         4. QUANTITY: Seller shall exclusively make available to Buyer and Buyer agrees to purchase from Seller, during the term of this Agreement a quantity equal to 100% of the current and future production into the Points of Delivery. Except as otherwise provided in this Section, Seller shall deliver all gas it develops and produces into the Points of Delivery. Unless agreed to by Buyer Seller shall not sell any gas to any other party. It is currently estimated that Atlas Energy Group, Inc. and Atlas Resources, Inc. will collectively deliver approximately 27,000 Mcf per day and Resource Energy. Inc. will deliver approximately 7,000 Mcf per day at the Points of Delivery. Buyer and Seller agree to mutually cooperate and regularly meet to establish production schedules of gas into the Points of Delivery.

         Seller shall nominate, by the 25th calendar day of the preceding month, the daily volumes to be delivered during the following month to the Points of Delivery. Seller's daily deliveries shall be no greater than one hundred and ten percent (110%) or no less than ninety percent (90%) of Seller's daily nominated volume as long as Seller's deliveries at each Point of Delivery are at least 500 Mcf per day, with the exception of the Wheatland Dehydration Meter, for which the minimum volume is 300 Mcf per day. If Seller's daily volume delivery is less than ninety percent (90%) of Seller's daily nominated volume, then Seller's shall pay Buyer one hundred and two percent (102%) of the Buyer's replacement cost, less the price set forth on Schedule I, for the volume of gas which is the difference between Seller's daily volume delivery and ninety percent (90%) of Seller's daily nominated volume. If Seller's daily volume delivery is more than one hundred and ten percent (110%) of Seller's daily nominated volume, then, regardless of other pricing provisions contained in this Agreement, Buyer shall pay Seller ninety eight percent (98%) of the daily market price of each Point of Delivery, as set forth on Schedule I, for the volume of gas which is the difference between Seller's daily volume delivery and one hundred and ten percent (110%) of Seller's daily nominated volume.

         Notwithstanding the first paragraph of this Section 4, it is understood and agreed to by the parties that Seller shall continue to supply gas to its three (3) direct delivery customers, Wheatland Tube Company, CSC Industries and Warren Consolidated for the life of those agreements, including any extensions or renewals. Buyer and Seller agree that Buyer will provide all billing services for the above three (3) customers. Buyer agrees that it will not utilize Seller's local production, or any other source of supply, as source of sales to the above three (3) customers of Seller to the extent Buyer's offer would supplant or in any manner displace the existing amount of Seller's direct delivery agreements throughout the term of Seller's agreements with the above three (3) customers, including any extensions or renewals. Seller currently delivers 2,600 Mcf per day to the Wheatland Tube Company, 3,400 Mcf per day to CSC Industries and 325 Mcf per day to Warren Consolidated. Seller agrees that Buyer may sell any amount, in excess of Seller's current volumes (so long as Seller continues to have a contact with the above three (3) customers) to such customers. Buyer shall not be restricted in selling to any of the above three
(3) customers if Seller no longer has a contract with such customer.

         Seller's commitment to deliver all of the gas it produces to Buyer is subject to the right of investors, including limited partnerships where Seller is acting as the General Partner, in wells operated by Seller, to take their gas in kind. In the event a party wishes to take its gas in kind, Seller shall promptly notify Buyer. Seller further agrees to indemnify Buyer for full losses attributable to gas which has been taken in kind by investors in wells operated by Seller, to the extent Buyer has incurred a loss on such gas because of a prior commitment by Buyer.

         5. PURCHASE PRICE: The price to be paid by Buyer to Seller for gas delivered to Buyer at the Point(s) of Delivery shall be as set forth on Schedule I attached hereto.

         6. BILLING AND PAYMENT: Invoices shall be rendered to Buyer by the 14th calendar day of the month for gas delivered the preceding monthly period and payment shall be made monthly to Seller not later than the 28th calendar day of the month. Payment shall be made at the following address, or other address that may be designated by Seller from time to time: 311 Rouser Road, P.O. Box 611, Coraopolis, Pennsylvania 15108. Invoices shall be delivered to Buyer at: P.O. Box 430, Lancaster, Ohio 43130-0430. The quantities invoiced by Seller will be based on the quantities delivered by Seller at the Point(s) of Delivery. In the event the actual quantity delivered to the Point(s) of Delivery is unavailable, the estimated volumes of gas tendered for delivery by Seller to the Point(s) of Delivery shall be invoiced to Buyer. Any appropriate adjustment shall be made in the following billing period. Payment not received by the twenty-eighth (28th) calendar day of the month shall bear interest at PNC Bank, NA's then current prime lending rate minus two percent (2%).

         7. QUALITY AND MEASUREMENT: Seller warrants that gas delivered under this Agreement shall meet the quality and measurement standards established by interstate pipeline and/or local distribution companies receiving gas from Seller for Buyer's account at the Point(s) of Delivery.

         8. WARRANTY OF TITLE AND TAXES. Seller warrants title to all gas delivered by it and warrants that such gas is free from all liens and adverse claims. Seller shall indemnify and save Buyer harmless against all suits, debts, damages, costs and expenses arising from adverse claims to the gas delivered by it or taxes, payments or other charges thereon applicable before such gas is delivered to the Point(s) of Delivery. All present and future production, severance, gross proceeds or assessments of a similar nature imposed or levied by any state or other governmental agency or duly constituted authority upon the gas sold and delivered hereunder and the components thereof and the royalty, overriding royalty, production payment and other lease burden owners, as the case may be, shall be borne and paid by Seller. In the event Buyer is required to pay any of such taxes and assessments, Buyer may deduct same from the payments to be made by it hereunder and may make a reasonable charge for such service. Buyer shall be responsible for all taxes, liens and adverse claims which may be imposed on such gas after the Point(s) of Delivery.

         9. REGULATORY BODIES. This Agreement and Buyer's and Seller's obligation hereunder shall be subject to all valid applicable State and Federal laws, and orders, directives, rules and regulations of any government body or official having jurisdiction hereunder.

         10. NOTICES: Whenever under the terms of this Agreement, any notice is required or permitted to be given by one party to the other, it shall be given in writing and shall be deemed to have been sufficiently given for all purposes hereof if sent by telegram or mailed, postage prepaid, to the parties at the address set forth below:

                  Seller:      Atlas Energy Group. Inc.
                               Atlas Resources, Inc.
                               Resource Energy, Inc.
                               Attn: Contract Administrator
                               311 Rouser Road
                               P.O. Box 611
                               Coraopolis. Pennsylvania 15108

                  Buyer:       Northeast Ohio Gas Marketing. Inc.
                               Attn: Contract Administrator
                               P. O. Box 430
                               Lancaster, Ohio 43130-0430

         11. GOVERNING LAW: The interpretation and performance of this Agreement shall be in accordance with the laws of the State of Ohio.

         12. FORCE MAJEURE: If either Buyer or Seller is rendered unable, wholly or in part, by force majeure to perform its obligations under this Agreement, other than the obligation to make payments then or thereafter due, it is agreed that performance of the respective obligations of the parties hereto to deliver and receive gas, so far as they are affected by such force majeure, shall be suspended from the inception of any such inability until it is corrected, but for no longer period. The party claiming such inability shall give notice thereof to the other party as soon as practicable after the occurrence of the force majeure. If such notice is first given by telephone communications, it shall be confirmed promptly in writing giving full particulars. The party claiming such inability shall promptly correct such inability to the extent it may be corrected through the exercise of reasonable diligence. Force majeure as used herein shall mean acts of God, vandalism, war, civil disturbance, rebellion, blockade, strike or other labor dispute, lightning, fire, flood, explosion, hurricane, freezing of wells or pipelines which result in the failure of third party pipelines to transport gas hereunder, permanent plant closing of either the Carbide Graphite plant or the Duferco Farrell Corporation plant (during the term of the existing agreement with such party, excluding any extensions or renewals) and other causes not within the control of the party claiming a force majeure situation.

         13. ASSIGNMENT: Neither party may assign any of its rights under this Agreement without the prior written consent of the other party, which will not be unnecessarily withheld, except that Buyer may assign any of its rights under this Agreement to any affiliate of Buyer, provided that Buyer remains responsible for all financial obligations hereunder. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties.

         14. SURVIVAL OBLIGATIONS: The obligation of Buyer to make payment hereunder shall survive the termination or cancellation of this Agreement. The obligations of Seller to indemnify Buyer pursuant to the provisions set forth under Section 8 shall survive the termination or cancellation of this Agreement. If any provision in this Agreement is determined to be invalid, void, or made unenforceable by any court having jurisdiction, then such determination shall not invalidate, void or make unenforceable any other provision, agreement or covenant in this Agreement. No waiver of any breach of this Agreement shall be held to be a waiver of any other or subsequent breach. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided therein or by law.

         15. COMPLETE AGREEMENT: This Agreement, and the Stock Purchase Agreement, represent the complete and entire understanding between the parties and their affiliates respecting the subject matter of this transaction. The parties hereto declare that there are no promises, representations, conditions, warranties or other agreements, express or implied, oral or written, made or relied upon by either party, except those contained herein or in the Stock Purchase Agreement.

         IN WITNESS WHEREOF, the parties. or their authorized agent, hereto have caused this Agreement to be executed on this the 31st day of March, 1999.

Witnesses:                          Seller:  Atlas Energy Group, Inc.

_______________________________     By: _______________________________

_______________________________     Title: ____________________________

Witnesses:                          Seller:  Atlas Resources, Inc.

_______________________________     By: _______________________________

_______________________________     Title: ____________________________

Witnesses:                          Seller:  Resource Energy, Inc.

_______________________________     By: _______________________________

_______________________________     Title: ____________________________

Witnesses:                          Buyer:  Northeast Ohio Gas Marketing, Inc.

_______________________________     By: _______________________________

_______________________________     Title: ____________________________

                       AMENDMENT TO GAS PURCHASE AGREEMENT


         THIS AMENDMENT, dated as of February 1, 2001, by and between Atlas Resources, Inc., a Pennsylvania corporation, Atlas Energy Group, Inc., an Ohio corporation, and Resource Energy, Inc., a Delaware corporation (hereinafter collectively referred to as "Seller"), and FirstEnergy Services Corp., an assign of Northeast Ohio Gas Marketing, Inc. ("Buyer").

         WHEREAS, Buyer and Seller are parties to an Agreement dated March 31, 1999 (the "Agreement"), concerning the sale and purchase of natural gas; and

         WHEREAS, Viking Resources Corporation ("Viking"), is in the business of developing and producing natural gas from wells in Ohio and Pennsylvania, and recently became an affiliate of Seller; and

         WHEREAS, Viking is the owner of such natural gas or is the authorized agent for the owner of such natural gas and therefore has the authority to contract for the sale of such natural gas; and

         WHEREAS, as an inducement for Buyer to establish a Guaranty to Seller from Buyer's parent, FirstEnergy Corp., Viking has offered to sell for itself and those owners for which it is the authorized agent all of the gas produced at the meters identified on Exhibit A attached hereto, and Buyer offered to purchase such natural gas from Viking;

         NOW, THEREFORE, in consideration of the mutual covenants herein, and other good and valuable consideration, the Seller and Buyer do hereby agree to amend the Agreement to include the purchase and sale of Viking's natural gas production at the meters identified on Exhibit A.

         This Amendment shall become effective upon execution by the parties.

         All other terms and conditions of the Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have hereunto set their corporate signatures by their duly authorized officers as of the day and year first above written.


WITNESS:                            SELLERS:  ATLAS RESOURCES, INC.
                                              ATLAS ENERGY GROUP, INC.
                                              RESOURCE ENERGY, INC.
                                              VIKING RESOURCES
                                                CORPORATION

__________________________                    ___________________________
                                              By:

WITNESS:                            BUYER:    FIRSTENERGY SERVICES CORP.

__________________________                    ___________________________
                                              By:

                 SECOND AMENDMENT TO BASE GAS PURCHASE AGREEMENT
                               Dated July 16, 2003
        Between FirstEnergy Solutions Corp. and Atlas Energy Group, Inc.,
                 Atlas Resources, Inc. and Resource Energy, Inc.

                 The criteria for the Amendment are as follows:


         WHEREAS, Atlas Energy Group, Inc., Atlas Resources, Inc. and Resource Energy, Inc. (Seller) and FirstEnergy Solutions Corp. (Buyer) have entered into a Gas Purchase Agreement dated March 31, 1999 (Agreement), and whereas the parties desire to implement certain amendments to the Base Agreement as set forth herein;

         WHEREAS, Seller represents that it is the owner of the Gas or is the authorized agent for the owner or owners of the Gas and therefore has the authority to contract for the delivery and sale of the Gas, and

         WHEREAS, Buyer and Seller are parties to an Amendment to the Agreement dated February 1, 2001, concerning the purchase and sale of Viking Resource Corporation's natural gas production;

         Now, therefore, in consideration of the mutual covenants and promises set forth below, the parties hereto, intending to be legally bound, hereby covenant, promise and agree as follows:

         1. In exchange for a corporate guaranty or other credit assurance reasonably acceptable in form and substance to the Buyer, Seller may, at any time prior to Noon on the day of the applicable NYMEX Contract closing day, notify an authorized representative of Buyer by telephone to execute financial hedging instruments at a mutually agreed price ("Hedge Price") then-currently traded for that month ("Hedge Month") on a specified volume ("Hedge Volume"). If Buyer agrees to exercises the Hedge described in the previous sentence, Buyer will send a written notice to the Seller to confirm the Hedge Price and Hedge Volume for the respective Hedge Month. Thereafter, the Hedge Price shall serve in lieu of any Floating Contract Price specified in the Transaction Confirmation for Gas delivered in the Hedge Month up to the Contract Hedge Volume. Contract Hedge Volume shall be defined as any portion (in 10,000 Dth increments) of the volume that the Seller is obligated to deliver pursuant to a specified Transaction Confirmation. If Seller delivers less than One Hundred (100) Percent of the Contract Hedge Volume for a given Hedge Month and the Contract Hedge Price is lower than the NYMEX Contract Settlement Price (as determined on the last day of trading allowed by NYMEX for the respective contract month), Seller shall be assessed a Market Differential Cost equal to (the NYMEX Contract Settlement Price minus Contract Hedge Price), multiplied by the undelivered Contract Hedge Volume. The Market Differential Cost shall apply to the underproduction of Seller's Contract Hedge Volume, but shall not apply to the underproduction of Seller's daily nominated gas volumes. In the event of Seller's underproduction of daily nominated gas volumes, Seller shall be assessed the replacement costs set forth in paragraph 4 of the Agreement

         2. Seller shall deposit with Buyer a commercial letter of credit in the aggregate amount of $1,000,000, which letter of credit shall be in the form attached hereto as Exhibit A and issued by a commercial bank acceptable to

Buyer, payable on presentation by Buyer to such bank of one or more sight drafts in form acceptable to Buyer. The letter of credit to be deposited and maintained with Buyer shall be held by Buyer as security for the full faith and performance and observance by Seller of each and every term, covenant, and condition of the Agreement as amended.

         Concurrent with the delivery of the above referenced letter of credit by the Seller to the Buyer, Buyer shall deliver to Seller a parental corporate guaranty reasonably acceptable in form and substance to the Seller, guaranteeing the payment in the amount fifteen million dollars ($15,000,000) in the event of non-payment by Buyer of any amounts due and owing Seller under the Agreement and/or the Second Amendment to the Agreement. The term of Buyer's parental guaranty shall be for the identical term of the letter of credit Seller deposits with Buyer. This guaranty shall supercede any existing parental guaranty that Buyer has delivered to Seller.

         3. This Letter of Credit may be drawn upon if an Event of Default occurs. Event of Default shall mean the Applicant (the "Defaulting Party") or its guarantor fails to perform any obligation under the Gas Purchase Agreement dated March 31, 1999, including Seller's failure to pay Buyer, within forty five
(45) days upon receipt of an invoice, for any assessed Market Differential Costs for Seller's underproduction of natural gas resulting in a net negative impact to Buyer.

         IN WITNESS WHEREOF, the parties have hereunto set their signatures by their officers hereunto duly authorized the day and year first above written.


FirstEnergy Solutions Corp.                 Atlas Energy Group, Inc.
                                            Atlas Resources, Inc.
                                            Resource Energy, Inc.

_______________________________             By: _________________________


Dated: ________________________             Dated: July 16, 2003

                                    Exhibit A
                       (Proposed form of Letter of Credit)


Beneficiary                                            Applicant
FirstEnergy Solutions Corp.
      ________________________________
395 Ghent Road
      ________________________________
Akron, OH 44333
      ________________________________
Attn:

         1. We hereby issue our irrevocable Letter of Credit (this "Letter of Credit") No. __________ in your favor for $_____________________ U.S. Dollars available for payment at sight in immediately available funds.

This Letter of Credit is issued at the request of the Applicant, and we hereby irrevocably authorize you to draw on us, in accordance with the terms and conditions hereof, up to the maximum amount of this Letter of Credit. This Letter of Credit may be drawn upon an Event of Default under the Second Amendment to Base Gas Purchase Agreement dated July ___, 2003 between FirstEnergy Solutions Corp. and Atlas Energy Group, Inc., Atlas Resources, Inc. and Resource Energy, Inc.

         2. A partial or full drawing hereunder may be made by you on any Business Day prior to the expiration of this Letter of Credit by delivering, by no later than 11:00 A.M. (New York, NY) on such Business Day to Bank _____________________, _________________________ (address), (i) a notice executed by you in the form of Annex 1 hereto, appropriately completed and duly signed by your Authorized Officer and (ii) your draft in the form of Annex 2 hereto, appropriately completed and duly signed by your Authorized Officer. Authorized Officer shall mean President, Treasurer, any Vice President or any Assistant Treasurer.

3. This Letter of Credit expires at the counters of _____________ on ______________ (which date as may be extended in the manner provided herein is referred to as the "termination date"). The termination date shall be deemed automatically extended without amendments for one year from the initial termination date and thereafter for one year from each anniversary of the initial termination date unless at least ninety (90) days prior to the then applicable termination date we notify you in writing by certified mail return receipt requested that we are not going to extend the termination date. During said ninety (90) day period, this Letter of Credit shall remain in full force and effect.

         4. We hereby agree with the beneficiary drawers, endorsers, and bona fide holders of drafts and documents drawn under and in compliance with the terms and conditions of this Letter of Credit that same will be duly honored by us upon presentation to ourselves as specified, by payment in accordance with the beneficiary's payment instructions. If requested by the beneficiary, payment under this Letter of Credit will be made by wire transfer of immediately available funds to the beneficiary's account at any financial institution located in the Continental United States. All payments under this Letter of Credit will be made in our own funds.

         5. This Letter of Credit is subject to the ICC Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication Number 500, or any revisions thereto.

         6. We will send via facsimile a copy of this Letter of Credit to the beneficiary at the following facsimile number: _____________, attention:
__________________, and we will send via overnight courier the original of this Letter of Credit to the beneficiary at the above address, attention of:
_______________________.

         7. All bank charges are for the account of _____________________.

         8. This letter of credit is transferable and assignable in whole or in part by beneficiary.



(Signed)

Annex 1 to Letter of Credit

DRAWING UNDER LETTER OF CREDIT NO. ________________


______________________, 200__

To:      (Bank)
         (Address)

         Attention:  Standby Letter of Credit Unit

Ladies and Gentlemen:

         The undersigned is making a drawing under the above-referenced Letter of Credit in the amount specified below and herby certifies to you as follows:

         1. Capitalized terms used herein are defined herein shall have the meanings ascribed thereto in the Letter of Credit.

         2. Pursuant to Paragraph 2 of the Letter of Credit No. _____________, dated _____________, 200__, the undersigned is entitled to make a drawing under the Letter of Credit in the amount of $________________, inasmuch as there is an Event of Default under the Second Amendment to Base Gas Purchase Agreement dated July ___, 2003 between the Applicant and us.

         3. We acknowledge that, upon your honoring the drawing herein requested, the amount of the Letter of Credit available for drawing shall be automatically decreased by an amount equal to this drawing.


                                              Very truly yours,

                                              FirstEnergy Solutions Corp.

                                              By: _________________________

                                              Name:
                                              Title:
                                              Date:


Cc:  ____________________- (Applicant)

Annex 2 to Letter of Credit

DRAWING UNDER LETTER OF CREDIT NO. ___________


___________________, 200__


ON [Business Day immediately succeeding date of presentation]

PAY TO:  FirstEnergy Solutions Corp.

Attn:

$________________________

For credit in the amount of $____________________________.

FOR VALUE RECEIVED AND CHARGE TO ACCOUNT OF LETTER OF CREDIT NO. ___________ OF

         (Bank)
         (Address)



                                            FirstEnergy Solutions Corp.

                                            By: ___________________________
                                            Name:
                                            Title: